                                                                    EXHIBIT 10.7

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                         AGREEMENT AND PLAN OF MERGER

                          Dated as of August 1, 1997

                                     AMONG

                      ANSWERTHINK CONSULTING GROUP, INC.

                         RELATIONAL TECHNOLOGIES, INC.

                                      AND

                            ALL OF THE SHAREHOLDERS

                                      OF

                         RELATIONAL TECHNOLOGIES, INC.

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

                               TABLE OF CONTENTS
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ARTICLE I
THE MERGER..................................................................................     1
     SECTION 1.1.  The Merger...............................................................     1
     SECTION 1.2.  Closing..................................................................     1
     SECTION 1.3.  Effective Time...........................................................     1
     SECTION 1.4.  Effects of the Merger....................................................     1
     SECTION 1.5.  Articles of Incorporation and By-Laws....................................     1
     SECTION 1.6.  Directors................................................................     2
     SECTION 1.7.  Officers.................................................................     2

ARTICLE II
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES..........................................     2
     SECTION 2.1.  Effect on Capital Stock..................................................     2
     SECTION 2.2.  Exchange of Certificates and Actions at Closing..........................     2
     SECTION 2.3.  Appointment of Seller's Agent............................................     3

ARTICLE III
REPRESENTATIONS AND WARRANTIES..............................................................     4
     SECTION 3.1.  Representations and Warranties of the Company............................     4
     SECTION 3.2.  Representations and Warranties of Purchaser..............................    11
     SECTION 3.3.  Representations and Warranties of Sellers................................    13

ARTICLE IV
COVENANTS RELATING TO CONDUCT OF BUSINESS...................................................    14
     SECTION 4.1.  Conduct of Business; Other Actions; and Certain Tax Matters..............    14
     SECTION 4.2.  No Solicitation..........................................................    15

ARTICLE V
ADDITIONAL AGREEMENTS.......................................................................    16
     SECTION 5.2.  Accounting and Tax Matters...............................................    16
     SECTION 5.3.  Access to Information....................................................    16
     SECTION 5.4.  Reasonable Efforts.......................................................    17
     SECTION 5.5   Public Announcements.....................................................    17
     SECTION 5.6.  Affiliates...............................................................    17
     SECTION 5.7.  Employment Agreements....................................................    17
     SECTION 5.8.  Employee Restricted Stock Plan...........................................    17
     SECTION 5.9.  Expenses.................................................................    17
     SECTION 5.10. Restrictions on Transfer of Purchaser Common Stock.......................    17
     SECTION 5.11. Tax Matters..............................................................    19
     SECTION 5.12. Indemnification Waiver...................................................    20
     SECTION 5.13. Shareholders' Agreement..................................................    20
     SECTION 5.14. Bonus Plans..............................................................    20

ARTICLE VI
CONDITIONS PRECEDENT........................................................................    21
     SECTION 6.1.  Conditions to Each Party's Obligation To Effect the Merger...............    21
     SECTION 6.2.  Conditions to Obligations of Purchaser...................................    21
     SECTION 6.3.  Conditions to Obligations of the Company.................................    21
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ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER...............................................................22
     SECTION 7.1.  Termination..................................................................22
     SECTION 7.2.  Effect of Termination........................................................22
     SECTION 7.3.  Amendment....................................................................22
     SECTION 7.4.  Extension; Waiver............................................................23

ARTICLE VIII
GENERAL PROVISIONS..............................................................................23
     SECTION 8.1.  Survival of Terms; Indemnification...........................................23
     SECTION 8.2.  Notices......................................................................25
     SECTION 8.3.  Definitions..................................................................26
     SECTION 8.4.  Interpretation...............................................................28
     SECTION 8.5.  Counterparts.................................................................28
     SECTION 8.6.  Entire Agreement; No Third-Party Beneficiaries...............................28
     SECTION 8.7.  Governing Law................................................................28
     SECTION 8.8.  Assignment...................................................................28
     SECTION 8.9.  Enforcement..................................................................28
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

     THE AGREEMENT AND PLAN OF MERGER (the "Agreement") is made as of August 1, 1997, among AnswerThink Consulting Group, Inc., a Florida corporation (the "Purchaser"), Relational Technologies, Inc., a Georgia corporation (the "Company"), and all of the shareholders of the Company as listed on Exhibit "A" attached hereto (collectively, the "Sellers").

     WHEREAS the respective Boards of Directors of the Purchaser and the Company have approved the merger of the Company into the Purchaser (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, no par value, of the Company ("Company Common Stock") will be converted into the right to receive common stock, par value $.001 per share, of the Purchaser ("Purchaser Common Stock"); and

     WHEREAS the Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger, said representations, warranties, covenants and agreements made and given to induce the other party to enter into this Agreement and consummate the transactions contemplated by this Agreement in reliance thereon, and also to prescribe various conditions to the Merger.

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

                                   ARTICLE I

                                  THE MERGER

     SECTION 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Florida Business Corporation Act (the "FBCA") and the Georgia Business Corporation Code (the "GBCC"), the Company shall be merged with and into the Purchaser at the Effective Time (as hereinafter defined in Section 1.3). Following the Merger, the separate corporate existence of Company shall cease and the Purchaser shall continue as the surviving corporation (the "Surviving Corporation").

     SECTION 1.2. Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VI (the "Closing Date"), at the offices of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A., 1221 Brickell Avenue, Miami, Florida, 33131, unless another date, time or place is agreed to in writing by the parties hereto, provided that the Closing shall not occur, in any event, after August 5, 1997.

     SECTION 1.3. Effective Time. As soon as practicable on the Closing Date, the parties shall deliver articles of merger or other appropriate documents (the "Certificate of Merger"), complying with the relevant provisions of the FBCA to the Florida Department of State for filing as required under the FBCA and shall make all other filings or recordings required under the FBCA, and the parties shall deliver the Certificate of Merger and such other appropriate documents complying with the relevant provisions of the GBCC to the Georgia Secretary of State for filing under the GBCC and shall make all other filings or recordings required under the GBCC. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Florida Department of State and the Georgia Secretary of State, or at such other time as the Purchaser and the Company shall agree should be specified in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time").

     SECTION 1.4. Effects of the Merger. (a) The Merger shall have the effects set forth in Section 607.1106 of the FBCA.

          (b) The parties intend that the Merger qualify as a tax-free reorganization pursuant to Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

     SECTION 1.5. Articles of Incorporation and By-Laws. (a) The Articles of Incorporation of the Purchaser, as in effect at the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

          (b) The By-laws of the Purchaser as in effect at the Effective Time shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     SECTION 1.6. Directors. The directors of the Purchaser at the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     SECTION 1.7. Officers. The officers of the Purchaser at the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                  ARTICLE II

               EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
              CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

     SECTION 2.1. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of Purchaser Common Stock:

          (a) Cancellation of Treasury Stock. Each share of Company Common Stock that is held in treasury of the Company immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and

          (b) Conversion of Company Common Stock. Notwithstanding the following or the provisions of Section 2.2(c), in no event shall the Purchaser be required to issue more than 1,444,900 shares of Purchaser Common Stock (the "Merger Consideration") pursuant to the provisions of this Section 2.1(b). Subject to Section 2.2(e), each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 2.1(a)) shall be converted into the right to receive 14.449 issued, fully paid and nonassessable shares of Purchaser Common Stock (the "Exchange Ratio"). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto. If prior to the Effective Date, the Purchaser should split or combine the shares of Purchaser Common Stock, or pay a stock dividend or other stock distribution in shares of Purchaser Common Stock, then the Exchange Ratio will be appropriately adjusted to reflect such split, combination, dividend or other distribution.

     SECTION 2.2. Exchange of Certificates and Actions at Closing. (a) At the Closing, the Company and Sellers shall deliver to the Purchaser:

               (i) the various certificates, instruments and documents required to be delivered to the Purchaser as a condition precedent to the Purchaser's obligations hereunder, including certificates representing all of the outstanding shares of Company Common Stock (the "Certificates") duly endorsed (or accompanied by duly executed stock powers), for transfer to Purchaser;

               (ii)  the certificate as required by Section 6.2(a); and

               (iii) employment agreements executed by those persons listed on Exhibit "B", attached hereto, and substantially in the form of Exhibit "C", attached hereto, on said terms as shall be set forth by Purchaser (collectively, the "Employment Agreements").

          (b)  At Closing, the Purchaser shall deliver to the Company and the
     Sellers:

               (i) the various certificates, instruments and documents required to be delivered to the Company and the Sellers by the Purchaser as a condition precedent to the Company's obligations hereunder;

               (ii)  the certificate as required by Section 6.3(a);

               (iii) the Registration Agreement in the form attached hereto as Exhibit "E";

               (iv)  the Merger Consideration in accordance with Section 2.1;
and

               (v)   the Employment Agreements.

          (c) Exchange Procedures. Upon surrender of a Certificate for cancellation and subject to the limitation of Section 2.1(b), the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of shares of Purchaser Common Stock (rounded to the nearest number of whole shares, with any one-half share being rounded up) which such holder has the right to receive pursuant to the provisions of this Article II after taking into account all the shares of Company Common Stock then held by such holder under all such Certificates so surrendered, and the Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 2.2(c), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Purchaser Common Stock.

          (d) No Further Ownership Rights in Company Common Stock. All shares of Purchaser Common Stock issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared, made or accrued by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

          (e) No Fractional Shares. No certificates representing fractional shares of Purchaser Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Purchaser.

          (f) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Surviving Corporation will issue in exchange for such lost, stolen or destroyed Certificate the shares of Purchaser Common Stock pursuant to this Agreement.

          (g) Tax-Free Reorganization. The parties intend that the Merger qualify as a tax-free reorganization pursuant to Section 368 of the Code. Each party agrees to report the transaction to the Internal Revenue Service and any other relevant taxing authority authorities consistent with such treatment.

     SECTION 2.3. Appointment of Seller's Agent (a) Each of the Sellers hereby irrevocably appoints Scott Smith (the "Seller's Agent") as such Sellers' representative, attorney-in-fact and agent, with full power and authority to execute and deliver and to receive, on behalf of such Sellers, all certificates, statements, notices, approvals, extensions, waivers, undertakings and amendments to this Agreement required or permitted to be made, given or delivered hereunder or in connection with the transactions contemplated hereunder. Upon the resignation of the foregoing person, whether by death, disability or otherwise, such person shall be replaced by another person selected by the affirmative vote of the Sellers holding a majority of the Sellers' shares in Purchaser. Any person who becomes a replacement Sellers' Agent shall execute a counterpart of this Agreement to evidence his or her agreement with the terms and conditions of this Agreement.

          (b) The Sellers' Agent shall, after the Closing, (i) receive all information and notices required under this Agreement on behalf of Sellers; (ii) take, on behalf of Sellers, any action it may deem appropriate with respect to any dispute arising out of or relating to this Agreement; and (iii) execute and deliver all instruments and documents of every kind incident to the foregoing.

          (c) The Sellers' Agent may confer with counsel with respect to any question relating to his duties or responsibilities under this Agreement. The Sellers' Agent shall not be liable or responsible for anything done or omitted to be done by it in good faith or on the advice or counsel.

                                  ARTICLE III

                        REPRESENTATIONS AND WARRANTIES

  SECTION 3.1. Representations and Warranties of the Company. Each of the Sellers and the Company jointly and severally represents and warrants to the Purchaser as follows:

          (a) Organization, Standing and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Georgia and has the requisite corporate power and authority to carry on its business as now being conducted. To the best knowledge of the Company, the Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing (individually or in the aggregate) would not have a material adverse effect on the Company. The Company has delivered to the Purchaser complete and correct copies of its articles of incorporation and by-laws (or similar organizational documents), as amended to the date hereof. The Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity.

          (b) Capital Structure. The authorized capital stock of the Company consists of 1,000,000 shares of Company Common Stock and no shares of preferred stock. As of the date of this Agreement, 100,000 shares of Company Common Stock were issued and outstanding, and no shares of Company Common Stock were held by the Company in its treasury. Except as set forth above, as of the date of this Agreement, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into securities having the right to vote) on any matters on which shareholders of the Company may vote. Except as set forth above, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which any of them is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company.

          (c)  Authority; Noncontravention.

               (i) The Company has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated by it. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and each of the Sellers and constitutes a valid and binding obligation of the Company and each of the Sellers, enforceable against the Company and each of the Sellers in accordance with its terms.

               (ii) Except as set forth on Schedule 3.1(c), the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company under, any provision of (A) the articles of incorporation or by-laws of the Company (B) any loan or credit agreement, note, bond, mortgage, indenture, lease, contract or other agreement, instrument, permit, concession, franchise or license applicable to the Company or its properties or assets or (C) subject to the governmental filings and other matters referred to in the following sentence, any (x) statute, law, ordinance, rule or regulation or (y) judgment, order or decree applicable to the Company or its properties or assets, other than, in the case of clauses (B) and (C), any such conflict, violation, default or failure to file which would not have a material adverse effect on the Company. To the best knowledge of the Company, no consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state or local government or any court, tribunal, administrative agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to the Company or any the Sellers in connection with the execution and delivery of this Agreement by the Company or the Sellers or the consummation by the Company or any of the Sellers of the transactions contemplated by this Agreement to be consummated by it, except for (i) to effectuate the Merger, the filing of the Certificate of Merger with the Florida Department of State and the Georgia Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, and (ii) such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required, the failure of which to be obtained or made would not, individually or in the aggregate, have a material adverse effect on the Company or any of the Sellers or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

          (d) Financial Statements. Attached as Schedule 3.1(d) hereto are audited year-end balance sheets and statements of operations, changes in shareholders' equity and cash flow of the Company as of December 31, 1996 for the fiscal year 1996 and an unaudited balance sheet for the 3-month period commencing January 1, 1997 and ending March 31, 1997 and unaudited statements of operations of the Company for the 3-month period then ended. The December 31, 1996 balance sheets and the notes thereto fairly present the financial position of the Company at the respective dates thereof, and such statements of operations, changes in shareholders' equity and cash flow and the notes thereto fairly present the results of operations for the periods and the financial condition at the end of the period therein referred to, all in accordance with generally accepted accounting principles ("GAAP") (except as stated therein or in the notes thereto and permitting normal year end adjustments for interim statements). The balance sheet for the 3-month period commencing January 1, 1997 and ending March 31, 1997 were internally prepared by management of the Company and fairly present the financial position of the Company. The balance sheet and statements of operations, changes in shareholders' equity and cash flow as at December 31, 1996 and the notes thereto are herein collectively referred to as the "Financial Statements" and December 31, 1996 is herein referred to as the "Financial Statement Date."

          (e) Liabilities. Except as set forth in Schedule 3.1(e) hereto, the Company does not have any indebtedness, obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise, known or unknown to the Company, whether due or to become due) arising out of transactions entered into at or prior to the date of this Agreement, or any state of facts existing at or prior to the date of this Agreement, other than: (i) liabilities set forth in the Financial Statements (including any notes thereto), or (ii) liabilities and obligations which have arisen after the Financial Statement Date in the ordinary course of business (none of which is a liability resulting from a breach of contract, breach of warranty, tort, infringement or other claims). All liabilities of the Company are, and as of the Closing Date, will have been incurred in the ordinary course of the Company's business.

          (f) Absence of Certain Changes or Events. Except as expressly contemplated by this Agreement or in Schedule 3.1(f), since the Financial Statement Date, the Company has conducted its business only in the ordinary course, and there has not been (i) any material adverse change with respect to the Company, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock, (iii) combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) (x) any granting by the Company to any officer of the Company of any increase in compensation, (y) any granting by the Company to any officer of any increase in severance or termination pay or (z) any entry by the Company into any employment, severance or termination agreement with any officer, (v) any change in accounting methods, principles or practices by the Company, except insofar as may have been required by a change in GAAP, or (vi) any sale, agreement to sell or option to purchase or sell the Company or any of its assets other than in the ordinary course of business in a manner consistent with past practices.

          (g) Litigation. Except as disclosed in Schedule 3.1(g), there is no suit, action or proceeding pending or, to the best knowledge of the Company, contemplated or threatened against the Company, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company.

          (h) Compliance with Laws. The Company is, to the best knowledge of the Company, in compliance with all applicable statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any Governmental Entity applicable to its business or operations, except when such failure to comply would not have a material adverse effect. The Company has in effect, to the best knowledge of the Company, all Federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights ("Permits"), necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and, to the best knowledge of the Company, there has occurred no default under any such Permit which, individually or in the aggregate, would have a material adverse effect on the Company.

          (i)  Benefit Plan Compliance.

               (i) Schedule 3.1(i) contains a list and brief description of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and all other Benefit Plans (as defined in
Section 3.1(j)) maintained, or contributed to, or required to be contributed to, by the Company or any other person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (a) of the Code (the Company and each such other person or entity, a "Commonly Controlled Entity") for the benefit of any current or former employees, officers or directors of the Company. The Company has delivered or made available to the Purchaser true, complete and correct copies of (1) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (2) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required), (3) the most recent summary plan description for each Benefit Plan for which such summary plan description is required and (4) each trust agreement and group annuity contract relating to any Benefit Plan. Each Benefit Plan has been administered in all material respects in accordance with its terms and is in compliance with the applicable provisions of ERISA, the Code, all other applicable laws and all applicable collective bargaining agreements except where the failure to comply would not be reasonably expected to result in a material adverse effect on the Company.

               (ii) Except as disclosed in Schedule 3.1(i), all Pension Plans have been the subject of determination letters from the Internal Revenue Service, or have filed a timely application therefor, to the effect that such Pension Plans are qualified and exempt from Federal income taxes under Section 401 (a) and 501 (a), respectively, of the Code, and no such determination letter has been revoked nor has any such Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs.

               (iii) No Commonly Controlled Entity has incurred any liability which has not been fully paid to a Pension Plan under Title IV of ERISA (other than for contributions not yet due) or to the Pension Benefit Guaranty Corporation (other than for payment of premiums not yet due) that, when aggregated with other such liabilities, would result in a material adverse effect on the Company.

               (iv) As of the most recent valuation date for each Pension Plan that is a "defined benefit pension plan" (as defined in Section 3 (35) of ERISA subject to Title IV of ERISA (other than a multiemployer plan) (hereinafter a "Defined Benefit Plan")), there was not any material amount of "unfunded benefit liabilities" (as defined in Section 4001(a)(18) of ERISA) under such Defined Benefit Plan, and the Company is not aware of any facts or circumstances that would materially adversely change the funded status of any such Defined Benefit Plan. The Company has furnished or made available to Purchaser the most recent actuarial report or valuation with respect to each Defined Benefit Plan and has no reason to believe that the conclusions expressed in those reports or valuations are incorrect.

               (v) No Commonly Controlled Entity has been required at any time within the five calendar years preceding the date hereof or is required currently to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) or has withdrawn from any multiemployer plan where such withdrawal has resulted or would result in any "withdrawal liability" (within the meaning of Section 4201 of ERISA) that has not been fully paid.

               (vi) With respect to any Benefit Plan that is an employee welfare benefit plan, except as disclosed in Schedule 3.1(i), (1) no such Benefit Plan is funded through a "welfare benefits fund," as such term is defined in Section 419(e) of the Code, and (2) each such Benefit Plan that is a "group health plan," as such term is defined in Section 5000(b)(1) of the Code, complies substantially with the applicable requirements of Section 4980B(f) of the Code.

               (vii) Except as provided in Section 5.9(i) or as provided by the Company's (S)401(k) plan, or as listed on Schedule 3.1(i), no employee of the Company will be entitled to any additional compensation or benefits or any acceleration of the time of payment or vesting of any compensation or benefits under any Benefit Plan as a result of the transactions contemplated by this Agreement.

               (viii) Except as set forth in Schedule 3.1(i) or as contemplated under Section 5.8, neither the Company nor any person acting on behalf of the Company has, in contemplation of any corporate transaction involving Purchaser, issued any written communication to, or otherwise made or entered into any legally binding commitment with, any employees of the Company to the effect that, following the date hereof, (i) any benefits or compensation provided to such employees under existing Benefit Plans or under any other plan or arrangement will be enhanced, (ii) any new plans or arrangements providing benefits or compensation will be adopted, (iii) any Benefit Plans will be continued for any period of time, or (iv) any plans or arrangements provided by Purchaser will be made available to such employees.

          (j) Absence of Changes in Benefit Plans; Labor Relations. There has not been any adoption or amendment in any material respect by the Company of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding in each case maintained or contributed to, or required to be maintained or contributed to, by the Company for the benefit of any current or former employee, officer or director of the Company (each, a "Benefit Plan" and, collectively, "Benefit Plans"). Except as set forth in Schedule 3.1(j), there exist no employment, severance, termination or indemnification agreements, arrangements or understandings between the Company and any current or former employee, officer or director of the Company or any consulting agreement with the Company with respect to which the aggregate liability thereunder exceeds $5,000 or which cannot be cancelled by the Company without penalty on 30 days' or less notice.

          (k) Taxes. Except as disclosed in Schedule 3.1(k), the Company and each affiliated, consolidated, combined or unitary group of which the Company is a member (an "Affiliated Group"), has filed all tax returns and reports required to be filed by it and has paid (or the Company has paid on its behalf), all taxes required to be paid by it (other than taxes, the failure to pay which would not, individually or in the aggregate, have a material adverse effect on the Company), for all taxable periods and portions thereof ending prior to the date of this Agreement. The Company has not received any notice of a deficiency for any taxes that have been proposed, claimed, asserted or assessed against the Company or any Affiliated Group, and no requests for waivers of the time to assess any taxes are pending. None of the assets or properties of the Company is subject to any tax lien. As used in this Agreement, "taxes" shall include all Federal, state, local and foreign income, property, sales, excise, intangible and other taxes, tariffs or governmental charges of any nature whatsoever, including any interest, penalties or additions with respect thereto.

          (l) Certain Agreements. Except as set forth in Schedule 3.1(l) hereto, as of the date of this Agreement, the Company is not a party to any written or oral contract including:

               (i) Contract relating to loans to officers, directors, or affiliates of the Company;

               (ii) Contract relating to the borrowing of money or the mortgaging, pledging or otherwise placing a Lien on any asset of the Company;

               (iii) Guarantee of any obligation, any "keep well" or other agreement to maintain a financial condition of another person.;

               (iv) Contract under which the Company has advanced or loaned or is obligated to advance or loan any person amounts in the aggregate exceeding $10,000;

               (v) Contract under which the Company is lessee of or holds or operates any property, real or personal, owned by any other party, except for any lease of real or personal property under which the aggregate annual rental payments do not exceed $5,000;

               (vi) Contract pursuant to which the Company is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by the Company;

               (vii) Contract or group of related contracts with the same party or group of affiliated parties the performance of which involves annual consideration in excess of $5,000;

               (viii) Retainer agreements or any similar contracts relating to services provided, or to be provided, by the Company;

               (ix) Assignment, license, indemnification or contract with respect to any intangible property (including, without limitation, any Proprietary Rights as defined in Section 3.1(p));

               (x)    Warranty contract with respect to its services rendered;

               (xi) Contract under which it has granted any person any registration rights (including piggyback rights) with respect to any of the Company's securities;

               (xii) Contract or non-competition provision in any contract prohibiting it from freely engaging in any business or competing anywhere in the world;

               (xiii) Contract for the purchase, acquisition or supply of property, whether for resale or otherwise in excess of $10,000;

               (xiv) Employment, consulting, sales, commissions, advertising or marketing contracts; or

               (xv) Shareholder agreements or contracts relating to the equity of the Company.

     The Company has performed in all material respects all obligations required to be performed by it and is not in default in any respect under or in breach of nor in receipt of any claim of default or breach under any contract to which it is subject; no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance under any contract to which the Company is subject; the Company has a present expectation or intention of fully performing all such obligations; the Company has no knowledge of any breach or anticipated breach by the other parties to any contract to which it is a party.

          (m) Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

          (n) Investment Company. The Company is not an "investment company" as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

          (o) Title and Related Matters. (i) Except as set forth in Schedule 3.1(o) hereto, the Company has and as of the Closing Date will have good and marketable title to all real and personal property and other assets reflected in the Financial Statements or acquired after the Financial Statement Date, free and clear of all Liens, except Permitted Liens. All properties used in the Company's business operations as of the Financial Statement Date are reflected in the Financial Statements and are reflected therein in accordance with and to the extent required by GAAP, except as to those assets which are leased. There has not been since the Financial Statement Date and will not be prior to the Closing Date, any sale, lease, or any other disposition or distribution by the Company of any of its assets or properties, now or hereafter owned by it, except transactions in the ordinary and regular course of business or as otherwise consented to by the Purchaser. After the Closing, the Purchaser will own, or have the unrestricted right to use all properties and assets that are currently used in connection with the Company's business.

                    (1) All the Company's leases are in full force and effect, and valid and enforceable in accordance with their respective terms. The Company has not received any notice of any, and to the best knowledge of the Company there exists no event of default or event which constitutes or would constitute (with notice or lapse of time or both) a default by the Company or any other person under any lease.

                    (2) All rent and other amounts due and payable with respect to the Company's leases have been paid through the date of this Agreement and all rent and other amounts due and payable with respect to the Company's leases which are due and payable on or prior to the Closing Date will have been paid prior to the Closing Date.

                    (3) All lessors under the Company's real property leases have consented (where such consent is necessary) or prior to Closing will have consented (where such consent is necessary) to the consummation of the transactions contemplated by this Agreement without requiring material modification in the rights or obligations thereunder.

                    (4) The Company has received no written notice that the landlord with respect to any real property lease would refuse to renew such lease upon expiration of the period thereof upon substantially the same terms, except for rent increases consistent with past experience or market rentals.

               (ii) Except as set forth in Schedule 3.1(o) hereto, the buildings, structures and improvements included within the real property owned by the Company (collectively, the "Improvements") comply in all material respects with all applicable restrictions, building ordinances and zoning ordinances and all regulations, and no material alteration, repair, improvement or other work which could give rise to a Lien has been performed in respect to such Improvements within the last 120 days. The Improvements and the mechanical systems situated therein, including without limitation the heating, electrical, air conditioning and plumbing systems, are in good operating condition and repair, ordinary wear and tear excepted, and are adequate and suitable for the purposes for which they are presently being used, and the roof of each Improvement is in satisfactory condition and is not in need of current repair. The real property owned by the Company and its continued use, occupancy and operation as currently used, occupied and operated does not constitute a nonconforming use under any regulation or order affecting the real property (other than possible set back violations, none of which will have a material adverse effect on the Company's real property or its continued use, occupancy and operation as currently used, occupied and operated), and the continued existence, use, occupancy and operation of each Improvement, and the right and ability to repair and/or rebuild such Improvements in the event of casualty, is not dependent on any special permit, exception, approval or variance. There is no pending, and to the best knowledge of the Company, there is no threatened or proposed proceeding or governmental action to modify the zoning classification of, or to take by the power of eminent domain (or to purchase in lieu thereof), or to classify as a landmark, or to impose special assessments on, or otherwise to take or restrict in any way the right to use, develop or alter, all or any part of the Company's real property which would have a material adverse effect. There are no encroachments upon any of the Company's real property, and no portion of any Improvement owned by the Company, encroaches upon any property not included within the Company's real property or upon the area of any easement affecting the Company's real property. Each Improvement has direct access, adequate for the operation of the business of the Company, in the ordinary course, to a public street adjoining the Company's real property on which such

Improvement is situated, and no existing way of access to any Improvement crosses or encroaches upon any property or property interest not owned by the Company.

          (p)  Intellectual Property.

               (i) Schedule 3.1(p) hereto sets forth a complete and accurate list of all of the Company's Proprietary Rights. "Proprietary Rights" means all
(1) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility, model, certificate of invention and design patents, patent applications, registrations and applications for registrations, (2) trademarks, service marks, trade dress, logos, trade names and corporate names and registrations and applications for registration thereof, (3) copyrights and registrations and applications for registration thereof, (4) mask works and registrations and applications for registration thereof, (5) computer software, data and documentation, (6) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (7) client or customer and prospective client or customer lists or information relating to the same, (8) other Proprietary Rights relating to any of the foregoing, and (9) copies and tangible embodiments thereof. The Company has delivered to the Purchaser correct and complete copies of all Proprietary Rights (that are in written form) as amended to date and has made available to the Purchaser correct and complete copies of all other written documentation evidencing ownership of, and any claims relating to, each such item. The Company has taken all reasonable measures to protect the proprietary nature of each Proprietary Right, and to maintain in confidence all trade secrets and confidential information that it owns or uses.

               (ii) No person has made any claim or demand that challenges the rights of the Company with respect to the Proprietary Rights or claims that the same infringes on the rights of others. To the best knowledge of the Company, except as specified in Schedule 3.1(p) hereto, (x) no other person has any rights to any of the Proprietary Rights owned or used by the Company, (y) no other person is infringing, violating or misappropriating any such proprietary right that the Company owns or uses, and (z) no Proprietary Right is subject to any outstanding order or claim.

               (iii) The current software applications used by the Company in the operation of its business, as set forth and described on Schedule 3.1(p) hereto (the "Software"), to the extent they have been designed or developed by the Company's management information or development staff or by consultants on the Company's behalf, is original and capable of copyright protection in the United States, and the Company has complete rights to and ownership of such Software. No part of any such Software is an imitation or copy of, or infringes upon, the software of any other person or violates or infringes upon any common law or statutory rights of any other person, including, without limitation, rights relating to defamation, contractual rights, copyrights, trade secrets, and rights of privacy or publicity. The Company has not sold, assigned, licensed, distributed or in any other way disposed of or encumbered the Software.

               (iv) The Software, to the extent it is licensed from any third party licensor or constitutes "off-the-shelf" software, is held by the Company legitimately and is fully transferable to the Purchaser without any third party consent. All of the Company's computer hardware has legitimately-licensed software installed therein.

               (v) The Software is free from any significant software defect or programming or documentation error, operates and runs in a reasonable and efficient business manner, conforms to the specifications thereof, and, with respect to owned Software, the applications can be recreated from their associated source code.

               (vi) The Company has not knowingly altered the data or any Software or supporting software which may, in turn, damage the integrity of the data stored in electronic, optical or magnetic form.

               (vii) The Company has furnished all documentation relating to the use, maintenance and operation of the Software, all of which, to the knowledge of the Company, is true and accurate.

          (q) Insurance. The Company currently has, and through the Closing Date will have, policies in full force and effect which provide for coverages that are usual and customary as to amount and scope in the business of the Company. All premiums with respect thereto covering all periods up to and including the Closing Date have been paid or accrued therefor, and no notice of cancellation or termination has been received with respect to any policy.
Schedule 3.1(q) hereto sets forth a complete and accurate summary of all policies, including name of insurer, the types, dates and amounts of coverage, expiration date and any material coverage exclusion. The Company has not breached or otherwise failed to perform in any material respects its obligations under any of the policies nor has the Company received any adverse notice or communication from any of the insurers party to the policies with respect to any such alleged breach or failure in connection with any of the policies. All policies are sufficient for compliance with all regulations and all contracts to which the Company is subject, are to the Company's knowledge valid, outstanding, collectible and enforceable policies, and will not in any way be affected by, or terminate or lapse by reason of, the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. The Company has never been denied any insurance with respect to its assets or operations, nor has coverage ever been limited by any insurance carrier to which the Company has applied for any policy or with which it has carried a policy.

          (r) Accounts Receivable; Inventories. Except as provided in Schedule 3.1(r), the accounts receivable of the Company reflected in the Financial Statements and all additional accounts receivable arising prior to the date of this Agreement are good and collectible within either the contractually agreed period for payment or, where no such agreement exists, within the period normal and customary for such accounts, except to the extent reserved against thereon. All such accounts receivable (except to the extent so reserved against) are valid, genuine and subsisting, arise out of bona fide performance of services or other business transactions and are not subject to defenses, set-off or counterclaims. All unbilled work-in-progress or uncollected billings based on past or future services have arisen under enforceable contracts, written or implied, which contracts continue to be in full force and effect. The Company has no reason to believe that such contracts will not continue to be fully enforceable and that such work-in-progress will not be completely billed and such billings will not be collected in their entirety within the periods described in the first sentence of this section.

          (s) Disclosure. Neither this Agreement nor any of the exhibits, attachments, written statements, documents, certificates or other items which were prepared for or supplied to the Purchaser by or on behalf of the Company with respect to the transactions contemplated hereby contains any untrue statement of a material fact or omits a material fact necessary to make each statement contained herein or therein not misleading in light of the circumstances when made.

          (t) No Redemptions or Issuances. Since the Financial Statement Date, the Company has not (i) redeemed or repurchased, directly or indirectly, any shares of capital stock; (ii) issued, sold or transferred any notes, bonds or other debt securities or any equity securities, securities convertible, exchangeable or exercisable into equity securities, or warrants, options or other rights to acquire equity securities, of the Company; or (iii) made any payments or other forms of consideration (whether for services, property or otherwise) to any insiders (as defined in Section 3.1(u)).

          (u) Affiliate Transactions. No executive officer, director or shareholder of the Company or any affiliate thereof or any person related by blood or marriage to any such person in which any such person owns any beneficial interest (collectively, the "insiders") is a party to any agreement, contract, commitment or transaction with the Company or which is pertaining to the business of the Company or has any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the business of the Company.

  SECTION 3.2. Representations and Warranties of Purchaser . Purchaser represents and warrants to the Company and the Sellers as follows:

          (a) Organization Standing and Corporate Power. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Florida and has the requisite corporate power and authority to carry on its business as now being conducted. Purchaser is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its Properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing (individually or in the aggregate) would not have a material adverse effect on

Purchaser. Purchaser has delivered to the Company complete and correct copies of its articles of incorporation and by-laws, as amended to the date hereof.

          (b) Capital Structure. The authorized capital stock of Purchaser consists of 100,000,000 shares of Purchaser Common Stock and 7,200,000 shares of preferred stock, par value $.001 per share, ("Purchaser Preferred Stock"). As of the date hereof (i) 31,813,072 shares of Purchaser Common Stock were issued and outstanding (subject to adjustment for shares issued hereunder), (ii) 13,386,928 shares of Purchaser Preferred Stock were issued and outstanding, and (ii) not more than 5,000,000 and 10,000,000 shares of Purchaser Common Stock were reserved for issuance under the Purchaser's Stock Option Plan and Restricted Stock Plan, respectively. All outstanding shares of capital stock of the Purchaser are, and all shares which may be issued pursuant to this Agreement will be, when issued in accordance with the terms hereof, duly authorized, validly issued, fully paid and nonassessable.

          (c) Authority; Noncontravention. Purchaser has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated by it. The execution and delivery of this Agreement, and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser, and constitutes a valid and binding obligation, enforceable in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Purchaser under, any provision of (i) the articles of incorporation or by-laws of Purchaser, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Purchaser or its properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any (A) statute, law, ordinance, rule or regulation or (B) judgment, order or decree applicable to Purchaser or its properties or assets, other than, in the case of clause (ii) and clause
(iii), any such conflict, violation, default, or failure to file which would not have a material adverse effect on Purchaser. To the best of the knowledge of the Purchaser, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated by this Agreement to be consummated by Purchaser, except for (i) the filing of the Certificate of Merger with the Florida Department of State and the Georgia Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, and (ii) such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required, the failure of which to be obtained or made would not, individually or in the aggregate, have a material adverse effect on Purchaser or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

          (d) Accounting Matters. Purchaser has taken or agreed to take any action that (without regard to any action taken or agreed to be taken by the Company or any of its affiliates) would enable the transaction contemplated by this Agreement to be accounted for as a "pooling of interests."

          (e) Litigation Matters. There is no suit, action or proceeding pending or, to the best knowledge of the Purchaser, contemplated or threatened against the Purchaser, nor is there any judgment, decree, injunction, rule or order of any Government Entity or arbitrator outstanding against the Purchaser.

          (f) Incorporation of Previous Representations. Purchaser hereby restates the representations and warranties made by Purchaser in Section 5 of that certain Purchase Agreement dated April 23, 1997, among Purchaser, Golder, Thoma, Cressey, Rauner Fund V, L.P. ("GTCR"), MG Capital Partners II, L.P. ("MG"), Gator Associates, Ltd. ("Gator") and Tara Ventures, Ltd. ("Tara")(the "Purchase Agreement"), herein and such representations and warranties are incorporated by reference and are true and correct as of the date of this Agreement, except as set forth on Schedule 3.2(f) hereto. The Company and the Sellers may rely upon such representations and warranties as if made herein.

    SECTION 3.3. Representations and Warranties of Sellers . Each of the Sellers individually, represents, warrants and covenants to Purchaser as follows:

            (a) Such Seller is acquiring the shares of Purchaser Common Stock to be issued to him pursuant to the Merger (the "Merger Shares") for his own account and not on behalf of any other person; the Seller is aware and acknowledges that the Merger Shares have not been registered under the Securities Act of 1933 (as amended) (the "Securities Act") and may not be offered or sold unless the Merger Shares are registered under the Securities Act or an exemption from the registration requirements of the Securities Act is available;

            (b) Such Seller has received and carefully reviewed all provisions of this Agreement; and the Seller has not been furnished with any offering materials or literature relating to the offer and sale of the Merger Shares;

            (c) Such Seller has been furnished all information that he deems necessary to enable him to evaluate the merits and risks of an investment in the Purchaser; such Seller has had a reasonable opportunity to ask questions of and receive answers from Purchaser concerning Purchaser and the Merger Shares, and all such questions, if any, have been answered to the full satisfaction of such Seller;

            (d) No person or entity other than such Seller has (i) any rights in and to the Merger Shares, which rights were obtained through or from such Seller or (ii) any rights to acquire the Merger Shares, which rights were obtained through or from such Seller;

            (e) Such Seller has such knowledge and expertise in financial and business matters (including knowledge and expertise in the Purchaser's business) that he is capable of evaluating the merits and risks involved in an investment in the Merger Shares; and such Seller is financially able to bear the economic risk of the investment in the Merger Shares, including a total loss of such investment;

            (f) Such Seller represents that he has adequate means of providing for his current needs and has no need for liquidity in its investment in the Merger Shares; such Seller has no reason to anticipate any material change in its financial condition for the foreseeable future;

            (g) Such Seller is aware that the acquisition of the Merger Shares is a speculative investment involving a high degree of risk and that there is no guarantee that the Seller will realize any gain from this investment, and that such Seller could lose the total amount of his investment;

            (h) Such Seller understands that no United States federal or state agency had made any finding or determination regarding the fairness of the offering of the Merger Shares for investment, or any recommendation or endorsement of the offering of the Merger Shares;

            (i) Such Seller is acquiring the Merger Shares for investment, with no present intention of dividing or allowing others to participate in such investments or of reselling, or otherwise participating directly or indirectly, in a distribution of the Merger Shares, and shall not make any sale, transfer, assignment or pledge thereof, except (i) pursuant to an effective registration statement under the Securities Act, (ii) in a transaction which, in the opinion of counsel reasonably satisfactory to Purchaser, is not required to be registered under the Act;

            (j) No representations or warranties have been made to such Seller by the Purchaser or any agent, employee or affiliate of the Purchaser, and in entering into this transaction such Seller is not relying upon any information, other than the results of independent investigation by such Seller;

            (k) Such Seller understands that the Merger Shares are being offered to him in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Purchaser is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Seller set forth herein in order to determine the applicability of such exemptions and the suitability of such Seller to acquire the Merger Shares; and

            (l) Such Seller is the shareholder of record and the owner of the shares of Company Common Stock set forth opposite such Sellers' name provided in Exhibit "A", free and clear of any claims, security interests, liens or other restrictions on title or transferability of the Company Common Stock. Such Seller has full power and authority to enter into this Agreement and transfer such shares of Company Common Stock without the need for any consent of any other person. Such Seller does not oppose the Merger, has not and will not vote against the consummation of any transactions contemplated by this Agreement, and has not and will not seek to exercise any dissenter rights or other rights in opposition to, or disagreement with, the transactions contemplated hereunder.

                                   ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

  SECTION 4.1. Conduct of Business; Other Actions; and Certain Tax Matters.
(a) Conduct of Business. During the period from the date of this Agreement to the Effective Time, the Company shall, except as expressly contemplated or permitted by this Agreement or to the extent that Purchaser shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it to the end that its goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, the Company shall not (except as expressly contemplated or permitted by this Agreement or to the extent that Purchaser shall otherwise consent in writing):

               (i) (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock; provided, however, that the Company may declare and pay dividends in the cumulative amount of $416,340 [CONFIRM] with respect to its S Corporation income for the period January 1, 1997 through the Effective Date,
(y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, or (z) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

               (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the issuance of shares of Company Common Stock upon the exercise of options outstanding on the date of this Agreement and in accordance with their present terms);

               (iii) amend its articles of incorporation, by-laws or other comparable charter or organizational documents;

               (iv) acquire or agree to acquire (x) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (y) any assets that are material, individually or in the aggregate, to the Company;

               (v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets other than in the ordinary course of business consistent with past practices;

               (vi) (y) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice, or (z) make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or advances to employees in accordance with past practice;

               (vii) except for the items listed on Schedule 4.1(a)(vii), make or agree to make any new capital expenditure or expenditures which, individually, is in excess of $10,000 or, in the aggregate, are in excess of $25,000;

               (viii) make any tax election or settle or compromise any tax liability;

               (ix) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the Financial Statements of the Company or incurred in the ordinary course of business consistent with past practice;

               (x) waive any material benefits of, or agree to modify in any material respect, any confidentiality, standstill or similar agreements to which the Company is a party;

               (xi) modify, amend or terminate any material contract or agreement to which the Company is a party or waive, release or assign any material rights or claims;

               (xii) except as required to comply with applicable law, (A) adopt, enter into, terminate or amend any Benefit Plan or other arrangement for the benefit or welfare of any director, officer or current or former employee,
(B) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except for normal increases or bonuses in the ordinary course of business consistent with past practice), (C) pay any benefit not provided-for under any Benefit Plan, (D) except as permitted in clause (B), grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Benefit Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any Benefit Plans or agreement or awards made thereunder) or (E) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Benefit Plan;

               (xiii) make any change in any method of accounting or accounting practice or policy other than those required by GAAP;

               (xiv) take any action that (without regard to any action taken or agreed to be taken by Purchaser or any of its affiliates) would prevent Purchaser from accounting for the business combination to be effected by the Merger as a pooling of interests; or

               (xv) authorize any of, or commit or agree to take any of, the foregoing actions.

          (b) Other Actions. The Company and Purchaser shall not take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue, or
(iii) any of the conditions to the Merger set forth in Article VI not being satisfied.

          (c) Certain Tax Matters. From the date hereof until the Effective Time, (i) the Company will accurately prepare and timely file (within applicable periods of extension) with the relevant taxing authority all tax returns and reports required to be filed; (ii) the Company will timely pay all taxes due and payable; (iii) the Company will make adequate provision on its books and records, to the extent required in accordance with GAAP, for all taxes due and payable after the Effective Time; and (iv) the Company will promptly notify Purchaser of any action, suit, proceeding, claim or audit pending against or with respect to the Company in respect of any tax where there is a reasonable possibility of a determination or decision which would reasonably be expected to have a material adverse effect on the Company's tax liabilities or tax attributes.

  SECTION 4.2. No Solicitation. (a) The Company and its officers, directors, executive employees, representatives and agents shall immediately cease any discussions or negotiations with any parties that may be ongoing with respect to a takeover proposal. The Company shall not, nor shall it authorize or permit any of its officers, directors or executive employees or any investment banker, attorney or other advisor or representative retained by it to, (i) solicit, initiate or knowingly encourage the submission of, any takeover proposal, or (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action knowingly to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal. For purposes of this Agreement, "takeover proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 15% or more of the consolidated assets of the Company or of any equity securities of the Company or any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the transactions contemplated by this Agreement, or any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which would reasonably be expected to dilute materially the benefits to Purchaser of the transactions contemplated hereby.

          (b) The Company promptly shall advise Purchaser in writing of any request for information or of any takeover proposal or any inquiry with respect to or which reasonably could be expected to lead to any takeover proposal, and the material terms and conditions of such request, takeover proposal or inquiry. The Company will keep Purchaser informed in all respects of the status and details (including amendments or proposed amendments) of any such takeover proposal or inquiry.

                                   ARTICLE V


                             ADDITIONAL AGREEMENTS

     SECTION 5.1.  [INTENTIONALLY DELETED]

     SECTION 5.2. Accounting and Tax Matters. No party shall take or fail to take any action that (without regard to any action taken, not taken or agreed to be taken or not taken by any other party or any of its affiliates) that would prevent Purchaser or Sellers from accounting for the business combination to be effected by the Merger as a "pooling of interests" transaction and merger which is tax free pursuant to Section 368 of the Code.

     SECTION 5.3. Access to Information. (a) The Company shall, upon reasonable notice from Purchaser, afford to Purchaser, and to Purchaser's officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel, records and all other information concerning its business, properties and personnel as Purchaser may reasonably request.

          (b) Purchaser shall, upon reasonable notice from the Company, afford to the Company, and to Company's officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel, records and all other information concerning its business, properties and personnel as Company may reasonably request.

          (c) Each of the Company and Purchaser may make copies of documents provided to them pursuant this Section 5.3 at their own expense. The parties shall, and shall cause their respective officers, employees, accountants, counsel, financial advisors and other representatives to, hold any such information which is nonpublic in confidence. The Purchaser agrees that unless and until the transactions contemplated hereby have been consummated, the Purchaser, including its representatives, will hold in strict confidence all data and information obtained from the Company and the Sellers in connection with the transactions contemplated hereby, except any of the same which (i) was, is now, or becomes generally available to the public (but not as a result of a breach of any duty of confidentiality by which the Purchaser is bound); (ii) was known to the Purchaser prior to its disclosure, or (iii) is disclosed to the Purchaser by a third party not subject to any duty of confidentiality owed to the Company or the Sellers prior to its disclosure. The Purchaser will use such data and information solely for the specific purpose of evaluating the transactions contemplated hereby. The Company and each of the Sellers agrees that unless and until the transactions contemplated hereby have been consummated, the Company and the Sellers, including their representatives, will hold in strict confidence all data and information obtained from the Purchaser in connection with the transactions contemplated hereby, except any of the same which (i) was, is now, or becomes generally available to the public (but not as a result of a breach of any duty of confidentiality by which the Company and each of the Sellers are bound); (ii) was known to the Company or the Sellers prior to its disclosure, or (iii) is disclosed to the Company or the Sellers by a third party not subject to any duty of confidentiality owed to the Purchaser prior to its disclosure. The Company and each of the Sellers will use such data and information solely for the specific purpose of evaluating the transactions contemplated hereby. If this Agreement is terminated, the party that obtained such data, information and other written material (including all copies thereof) in connection with contemplating the Merger shall promptly return such data, information and other written material to the party that provided it and thereafter will make no further use whatsoever of any of such data, information or other written material or information derived therefrom.

     SECTION 5.4. Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all other things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all other necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all other reasonable steps as may be necessary to avoid an action or proceeding by any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

     SECTION 5.5. Public Announcements. Purchaser and the Company will consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation except as may be required by applicable law or court process. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

     SECTION 5.6. Affiliates. Prior to the Closing Date, the Company shall deliver to Purchaser Schedule 5.6, which identifies all persons who are, at the Closing Date, "affiliates" of the Company for purposes of qualifying the Merger for "pooling of interests" accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations.

     SECTION 5.7. Employment Agreements. The Company shall use its reasonable efforts to cause the Employment Agreements to be executed by those persons whose names are set forth on Exhibit "B."

     SECTION 5.8.  Employee Restricted Stock Plan. [INTENTIONALLY DELETED].

     ....SECTION 5.9.  Expenses. Each of the Purchaser, the Company and the
Sellers shall pay all of its and their respective costs and expenses, including legal and accounting fees, in connection with its and their execution and performance of, and compliance with, this Agreement, it being understood that the Company will pay the fees of the Company and the Sellers up to a maximum of $30,000 and the Sellers shall pay all fees in excess thereof without reimbursement from the Company. To the extent that fees are incurred by the Sellers which (i) are not in excess of the limitation set forth in the preceding sentence, the Purchaser shall promptly pay or reimburse any Seller for such expenses paid by him upon presentation of proof of payment thereof.

     SECTION 5.10. Restrictions on Transfer of Purchaser Common Stock.

          (a) Transfer of Purchaser Common Stock. Until the fourth anniversary of this Agreement, no Seller shall Transfer any interest in any shares of Purchaser Common Stock received pursuant to this Agreement, except pursuant to (i) a Public Sale or a Sale of the Company ("Exempt Transfers") or
(ii) the provisions of this Section 5.10; provided that in no event shall any Transfer pursuant to this clause (ii) be made for any consideration other than cash payable upon consummation of such Transfer. No Seller may consummate any Transfer permitted by clause (ii) of the preceding sentence until 60 days after the Sale Notice has been given to the Purchaser, the Investors and the Other Executives, unless the parties to the Transfer have been finally determined pursuant to this Section 5.10 prior to the expiration of such 60-day period. (The date of the first to occur of such events is referred to herein as the "Authorization Date").

          (b) First Refusal Rights. The Purchaser may elect to purchase all (but not less than all) of the shares of the Purchaser Common Stock to be transferred by the Seller upon the same terms and conditions as those set forth in the Sale Notice by delivering a written notice of such election to the Seller, the Investors and the Other Executives within 20 days after the Sale Notice has been given to the Company. If the Purchaser has not elected to purchase all of the shares to be transferred, each Investor and each Other Executive may elect to purchase all or any portion of the shares to be transferred upon the same terms and conditions as those set forth in the Sale Notice by giving written notice of such election to the Seller within 40 days after the Sale Notice has been given to the Investors and each Other Executive. If the Investors and the Other Executives elect to purchase an aggregate number of shares greater than the number of such shares specified in the Sale Notice, such number of shares shall be allocated among the Investors pro rata based upon the number of shares of Common Stock of the Purchaser (including the Underlying Common Stock) owned by each such Investor and Other Executive (but in no event shall the pro rata share of any Investor or Other Executive result in such Investor or Other Executive acquiring a number of shares in excess of the number of such shares requested by such Investor or Other Executive). If neither the Company nor, in the aggregate, the Investors and the Other Executives elect to purchase all of the shares specified in the Sale Notice, the Seller may transfer the shares specified in the Sale Notice, subject to the provisions of subsection
(c) below, at a price and on terms no more favorable to the transferee(s) thereof than specified in the Sale Notice during the 60-day period immediately following the Authorization Date. Any shares not transferred within such 60-day period will be subject to the provisions of this subsection (b) upon subsequent transfer. The Purchaser may pay the purchase price for such shares by offsetting amounts outstanding under any bona fide debts owed by Seller to the Purchaser with the balance, if any, by check or wire transfer of funds.

          (c) Participation Rights. If neither the Purchaser nor, in the aggregate, the Investors and Other Executives have elected to purchaser all of the shares specified in the Sale Notice pursuant to subsection (b) above, each Investor and Other Executive may elect to participate in the contemplated Transfer by delivering written notice to the Seller and the Company within 50 days after receipt by such Investor or Other Executive of the Sale Notice. If any Investor or Other Executive has elected to participate in such sale, the Seller and such Investor or Other Executive will be entitled to sell in the contemplated sale, at the same price and on the same terms, a number of shares of the Purchaser's equity securities equal to the product of (i) the quotient determined by dividing the percentage of the Underlying Common Stock held by such Person, by the aggregate percentage of the Underlying Common Stock owned by the Seller and the Investors and the Other Executives participating in such sale and (ii) the number of shares of equity securities to be sold in the contemplated sale. Seller will use his best efforts to obtain the agreement of the prospective transferee(s) to the participation of each Investor and Other Executive desiring to participate in the contemplated Transfer and will not transfer any shares to the prospective transferee(s) if such transferee(s) refuses to allow the participation of such Investor and Other Executive.

          (d)  Certain Permitted Transfers. The restrictions contained in this
Section 5.10 will not apply with respect to (i) transfers of shares pursuant to applicable laws of descent and distribution or (ii) transfer of shares among Seller's Family Group; provided that such restrictions will continue to be applicable to the shares after any such transfer and the transferees have agreed in writing to be bound by the provisions of this Agreement. In addition, following the completion of an underwritten Public Offering, Seller, in his sole discretion, may pledge any of his shares of Purchaser Common Stock as collateral for a loan so long as the pledgee of such stock and the Seller enter in a pledge agreement in form and substance reasonably satisfactory to the Purchaser, pursuant to which pledgee, among other things, agrees that pledgee may only sell such shares in a Public Sale.

          (e) Termination of Restrictions. The restrictions on the Transfer of shares set forth in this Section 5.10 will continue with respect to each such share until the date on which such share has been transferred in a transaction permitted by this Section 5.10 (except in a transaction contemplated by subsection (d)); provided that in any event such restrictions will terminate on a Sale of the Company.

          (f) Legend. The certificates representing the Purchaser Common Stock will bear a legend in substantially the following form:

               "THE SECURITIES REPRESENTED BY THIS
               CERTIFICATE WERE ORIGINALLY ISSUED AS OF
               _______ __, 1997, HAVE NOT BEEN REGISTERED
               UNDER THE SECURITIES ACT OF 1933, AS AMENDED
               (THE "ACT"), AND MAY NOT BE SOLD OR
               TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE
               REGISTRATION STATEMENT UNDER THE ACT OR AN
               EXEMPTION FROM REGISTRATION THEREUNDER. THE
               SECURITIES REPRESENTED BY THIS CERTIFICATE
               ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS
               ON TRANSFER, CERTAIN REPURCHASE OPTIONS AND
               CERTAIN OTHER AGREEMENTS SET FORTH IN AN
               AGREEMENT AND PLAN OF MERGER DATED AS OF
               ______ __, 1997 AMONG ANSWERTHINK CONSULTING
               GROUP, INC., RELATIONAL TECHNOLOGIES, INC.
               AND THE THEN SHAREHOLDERS OF RELATIONAL
               TECHNOLOGIES, INC. A COPY OF SUCH AGREEMENT
               MAY BE OBTAINED BY THE HOLDER HEREOF AT THE
               PRINCIPAL PLACE OF BUSINESS OF ANSWERTHINK
               CONSULTING GROUP, INC. WITHOUT CHARGE."

 SECTION 5.11. Tax Matters. The following provisions shall govern the allocation of responsibility as between the Purchaser and the Sellers for certain tax matters following the Effective Date:

          (a) Tax Periods Ending on or Before the Effective Date. Purchaser shall prepare or cause to be prepared at its expense and file or cause to be filed all tax returns for the Company for all periods ending on or prior to the Effective Date which are filed after the Effective Date. The Purchaser shall permit the Sellers' Agent to review and comment on each such tax return described in the preceding sentence prior to filing. Each of the Sellers will jointly and severally reimburse Purchaser for the amount of all taxes relating to any taxable period ending on or prior to the Effective Date, regardless of the time for filing the tax returns for such taxable period (but only to the extent such taxes exceed an amount equal to $50,000 plus the reserve for tax liability (rather than any reserve for deferred taxes established to reflect timing differences between book and tax income) shown on the face of the Financial Statements). Such payments shall be made within five (5) business days of payment by the Purchaser of such taxes, and shall be paid by each of the Sellers on a pro rata basis. In the event a refund is provided for such taxable period, such refund shall be paid to each of the Sellers on a pro rata basis.

          (b) Tax Period Beginning Before and Ending After the Effective Date. The Purchaser shall prepare or cause to be prepared at its expense and file or cause to be filed any tax returns of the Company for tax periods which begin before the Effective Date and end after the Effective Date. Each of the Sellers will jointly and severally reimburse Purchaser for that portion of the taxes with respect to any such period which relates to the portion of such taxable period ending on the Effective Date (but only to the extent such taxes exceed an amount equal to $50,000 plus the reserve for tax liability (rather than any reserve for deferred taxes established to reflect timing differences between book and tax income) shown on the face of the Financial Statements). Such payment shall be made within five (5) days of the date on which such taxes are paid by the Purchaser, and shall be paid by each of the Sellers on a pro rata basis. In the event a refund is provided for such taxable period, such refund shall be paid to each of the Sellers on a pro rata basis. For purposes of this Section, in the case of any taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Effective Date, the portion of such tax which relates to the portion of such taxable period ending on the Effective Date shall (x) in the case of any taxes other than taxes based upon or related to income, be deemed to be the amount of such tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in such taxable period ending on the Effective Date and the denominator of which is the number of days in the entire taxable period, and

(y) in the case of any tax based upon or related to income, be deemed equal to the amount which would be payable if the relevant taxable period ended on the Effective Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company.

          (c)      Cooperation on Tax Matters.

                   (i) The Purchaser, the Company, and each of the Sellers shall cooperate fully, as and to the extent reasonably requested by other party, in connection with the filing of tax returns pursuant to this Section 5.11 and any audit, litigation or other proceeding with respect to taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Purchaser, the Company and each of the Sellers agree (x) to retain all books and records with respect to tax matters pertinent to the Company relating to any taxable period beginning before the Effective Date until the expiration of the statute of limitations (and, to the extent notified by the Purchaser or the Sellers' Agent, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (y) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Purchaser or the Sellers, as the case may be, shall allow the other party to take possession of such books and records.

                   (ii) The Purchaser, the Company and each of the Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any government authority or any other person as may be necessary to mitigate, reduce or eliminate any tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

          (d) Tax Sharing Agreements. All tax-sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Effective Date and, after the Effective Date, the Company shall not be bound thereby or have any liability thereunder.

          (e) Expenses. The Sellers will pay all expenses (including, but not limited to, fees and expenses of legal counsel, accountants and other consultants) incurred in connection with the provisions of this Section 5.11, including, but not limited to, the preparation of all tax returns for periods ending on or before the Effective date.

          (f) Relation to Section 8.1. The provisions of this Section shall be in addition to the provisions of Section 8.1; provided, however, that payment by Sellers shall only be required once and further provided that any amounts which Sellers would be required to pay under this Section but for the amount being less than $50,000 shall be included when determining whether amounts are payable under Section 8.1.

     SECTION 5.12. Indemnification Waiver    Each of the Sellers hereby agrees
that he will not make any claim for indemnification against the Purchaser, by reason of the fact that Seller was a director, officer, employee or agent of the Company (whether such claim is for expenses, judgments, fines, amounts paid in settlement or otherwise, and whether such claim is pursuant to charter documents, by-laws, statute or otherwise) with respect to any claim, action, suit or proceeding brought by the Purchaser or any other person against such Seller (whether such claim, action, suit or proceeding is pursuant to this Agreement, applicable laws or otherwise).

     SECTION 5.13. Shareholders' Agreement. Prior to the Effective Date, each of the Sellers shall become parties to the Shareholders' Agreement made as of April 23, 1997, among the Purchaser, Golder, Thoma, Cressey, Rauner Fund V, L.P., MG Capital Partners II, L.P., Gator Associates, Ltd. and Tara Ventures, Ltd.

     SECTION 5.14. Bonus Plans. Any Benefit Plan or other arrangement whereby compensation is owing or payable to any of the employees of the Company, including the compensation set forth in Schedule 3.1(i) hereof, shall terminate as of the date of Closing and the Purchaser shall not assume any obligations or liabilities with respect

                                  ARTICLE VI

                             Conditions Precedent

     SECTION 6.1. Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Shareholder Approval. This Agreement shall have been approved by the affirmative vote of the holders of all of the outstanding shares of Company Common Stock and each such holder shall have waived any dissenters' rights or rights of approval.

          (b) No Injunctions or Restraints; Illegality. None of the parties hereto shall be subject to any statute, rule, regulation, decree, ruling, injunction or other order issued by any Governmental Entity of competent jurisdiction which prohibits, restrains, enjoins or restricts the consummation of the transactions contemplated by this Agreement.

     SECTION 6.2. Conditions to Obligations of Purchaser. The obligations of Purchaser to effect the Merger are further subject to the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of the Company set forth in this Agreement that are not so qualified shall be true and correct in all respects, in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and Purchaser shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Purchaser shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

          (c) No Material Adverse Change. At any time on or after the date of this Agreement there shall not have occurred any material adverse change in the business, properties, assets, financial condition or results of operations of the Company, taken as a whole.

     SECTION 6.3. Conditions to Obligations of the Company. The obligation of the Company and the Sellers to effect the Merger is further subject to the following conditions:

          (a) Representations and Warranties. The representations and warranties of Purchaser set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of Purchaser set forth in this Agreement that are not so qualified shall be true and correct in all respects, in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and the Company shall have received a certificate signed on behalf of Purchaser by the chief executive officer and the chief financial officer of Purchaser to such effect.

          (b) Performance of Obligations of Purchaser. Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Purchaser by the chief executive officer and the chief financial officer of Purchaser to such effect.

          (c) Value of Assets. The fair market value of the assets of the Company as of the Closing Date is not less than the fair market value of the sum of (i) the liabilities of the Company and (ii) any other liabilities to which the assets of the Company are subject, each determined as of such date.

          (d) No Material Adverse Change. At any time on or after the date of this Agreement there shall not have occurred any material adverse change in the business, properties, assets, financial condition or results of operations of the Purchaser, taken as a whole.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 7.1. Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective
Time:

          (a) by mutual written consent of Purchaser and the Company;

          (b) by either Purchaser or the Company:

              (i) if the Merger shall not have been consummated on or before August 5, 1997, unless the failure to consummate the Merger is the result of a breach of this Agreement by the party seeking to terminate this Agreement; provided, however, that the passage of such period shall be tolled for any part thereof during which any party shall be subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Merger; or

              (ii) if any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

          (c)  by Purchaser:

              (i) if the representations and warranties of Sellers and the Company set forth in this Agreement that are qualified as to materiality shall not be true in all material respects or the representations and warranties that are not so qualified shall not be true in all respects as at any date prior to Closing, or if any of the conditions specified in Section 6.2 hereof shall have been waived by Purchaser; or

              (ii) if each of the Sellers do not approve the Merger and waive all dissenter's rights (the "Approval") prior to the Closing Date; and

          (d) by Company and the Sellers if the representations and warranties of Purchaser contained in this Agreement that are qualified as to materiality shall not be true and correct in all material respects or the representations and warranties that are not so qualified shall not be true in all respects as at any date prior to Closing, or Purchaser shall have breached its covenants contained in this Agreement in any material respect or if any of the conditions specified in Section 6.3 hereof shall not have been fulfilled by the time required and shall not have been waived by Sellers.

     SECTION 7.2.  Effect of Termination.   In the event of termination of
this Agreement by either the Company or Purchaser as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Purchaser or the Company, other than as provided in this Agreement, or except to the extent that such termination results from the breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

     SECTION 7.3. Amendment. This Agreement may be amended by the parties hereto at any time before or after any required approval of matters presented in connection the Merger by the shareholders of the Company, provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by such shareholders without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     SECTION 7.4.  Extension; Waiver.  At any time prior to the Effective
Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the provisions of Section 7.3, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                                 ARTICLE VIII

                              GENERAL PROVISIONS

     SECTION 8.1.  Survival of Terms; Indemnification.

          (a) Survival. All of the terms and conditions of this Agreement, together with the representations, warranties and covenants contained herein or in any instrument or document delivered or to be delivered pursuant to this Agreement, shall survive the execution of this Agreement and the Closing Date notwithstanding any investigation heretofore or hereafter made by or on behalf of any party hereto; provided, however, that (a) the agreements and covenants (other than the indemnification provisions set forth in this Article VIII, which shall survive as provided below) set forth in this Agreement shall survive and continue until all obligations set forth therein shall have been performed and satisfied; and (b) all representations and warranties, and the agreements of the Company, Sellers and the Purchaser to indemnify each other set forth in this
Article VIII, shall survive and continue for, and all claims with respect thereto shall be made prior to the end of, one year from the Closing Date, except for (i) the representations and warranties set forth in Section 3.1(b) hereof shall survive without limitation, (ii) claims for misrepresentations or breaches of warranty relating to Section 3.1(k) (Taxes) may be asserted until 60 days after the running of the applicable statute of limitations with respect to the taxable period to which the particular claims relate and (iii) representations, warranties and indemnities for which an indemnification claim shall be pending as of the end of the applicable period referred to above, in which event such indemnities shall survive with respect to such claim until the final disposition thereof.

          (b) Indemnification by Sellers. The Sellers agree to, and shall, indemnify the Purchaser, its respective officers, directors, employees, shareholders, representatives and agents and hold each of them harmless at all times after the date of this Agreement, against and in respect of any and all Damages resulting from, or in respect of, any of the following (provided, however, that Sellers shall not be liable hereunder unless the cumulative total of Damages exceeds $50,000, net of insurance proceeds or other indemnity or contribution and net of any tax benefit arising therefrom and then only to the extent of such excess):

              (i) Any misrepresentation, breach of warranty, or non-fulfillment of any obligation on the part of the Company or the Sellers under this Agreement, any document relating hereto or thereto or contained in any exhibit to this Agreement or from any misrepresentation in or omission from any certificate, schedule, other agreement or instrument by the Sellers or the Company hereunder.

              (ii) Any claim by a stockholder or former stockholder of the Company or any other person seeking to assert: (A) ownership or rights to ownership of any shares of capital stock of the Company; (B) any rights of a stockholder (other than the right to receive the Merger Consideration in accordance with the terms of this Agreement) including any option, preemptive rights or rights to receive notice or to vote; (C) any rights under the Company's charter, bylaws or other constituent documents; or (D) any claim that his shares of capital stock were not repurchased by the Company.

              (iii) All demands, assessments, judgments, costs and reasonable legal and other expenses arising from, or in connection with, any action, suit, proceeding or claim incident to any of the foregoing.

          (c) Indemnification by the Purchaser. The Purchaser agrees to, and shall, indemnify the Company, and its officers, directors, employees, shareholders, representatives and agents and the Sellers and hold each of them harmless at all times after the date of this Agreement, against and in respect of any and all Damages resulting from, or in respect of, any of the following (provided, however, that Purchaser shall not be liable hereunder unless the cumulative total of Damages exceeds $50,000 and then only to the extent of such excess):

              (i) Any misrepresentation, breach of warranty or non-fulfillment of any obligation on the part of the Purchaser under this Agreement, any document relating hereto or thereto or contained in any exhibit to this Agreement or from any misrepresentation in or omission from any certificate, schedule, other agreement or instrument by the Purchaser hereunder.

              (ii) All demands, assessments, judgments, costs and reasonable legal and other expenses arising from, or in connection with, any action, suit, proceeding or claim incident to any of the foregoing.

          (d) Limitation on Indemnification Amount. In the event that a claim for indemnification is made by Purchaser against any of the Sellers, the amount for which such Seller shall be liable based on such claim shall be limited to the lessor of (i) the Fair Market Value of the Merger Consideration received by such Seller on the date that Seller becomes obligated to make payment with respect to such claim, and (ii) $7,000,000.00 multiplied by the percentage of the Merger Consideration received by Seller from Purchaser. In the event that a claim for indemnification is made by Sellers against Purchaser, the amount for which Purchaser shall be liable based on such claim shall be limited to the Fair Market Value of the Merger Consideration received by Purchaser from such Seller. In no event shall any of the parties to this Agreement provide indemnification in an amount in excess of the Fair Market Value of the Merger Consideration received by such party. Any liability pursuant to this Section 8.1 may be satisfied by a Seller by delivering shares of Purchaser Common Stock, the number of shares thereof to be determined based upon the Fair Market Value as calculated from the date that Seller becomes obligated to make payment with respect to such claim.

          (e) Third-Party Claims.

              (i) Except as otherwise provided in this Agreement, the following procedures shall be applicable with respect to indemnification for third-party claims. Within ten days after receipt by the party seeking indemnification hereunder (hereinafter referred to as the "Indemnitee") of notice of the commencement of any (a) tax audit or proceeding for the assessment of tax by any taxing authority or any other proceeding which may result in the imposition of a tax liability or obligation or (b) any action or the assertion of any claim, liability or obligation by a third party (whether by legal process or otherwise), against which claim, liability or obligation the other party to this Agreement (hereinafter the "Indemnitor") is, or may be, required under this Agreement to indemnify such Indemnitee, the Indemnitee will, if a claim thereon is to be, or may be, made against the Indemnitor, notify the Indemnitor in writing of the commencement or assertion thereof and give the Indemnitor a copy of such claim, process and all legal pleadings; provided, however, that the failure to give such notice shall not impair the right to indemnification to the extent such failure has not prejudiced the Indemnitor. The Indemnitor shall have the right to participate in the defense of such action with counsel of reputable standing. The Indemnitor shall have the right to assume the defense of such action unless such action (i) may likely result in injunctions or other equitable remedies in respect of the Indemnitee or its business; (ii) may result in liabilities which, taken with other then existing claims under this Article VIII, would not be fully indemnified hereunder; or (iii) may likely have a substantial adverse impact on the business or financial condition of the Indemnitee after the Closing Date (including an effect on the tax liabilities, earnings or ongoing business relationships of the Indemnitee) or (vi) is for an alleged amount of less than $5,000. The Indemnitor and the Indemnitee shall cooperate in the defense of such claims. In the case that the Indemnitor shall assume or participate in the defense of such audit, assessment or other proceeding as provided herein, the Indemnitee shall make available to the Indemnitor all relevant records and take such other action and sign such documents as are reasonable necessary to defend such audit, assessment or other proceeding in a timely manner. If the Indemnitee shall be required by judgment or a settlement agreement to pay any amount in respect of any obligation or liability against which the Indemnitor has agreed to indemnify the Indemnitee under this Agreement, the Indemnitor shall promptly reimburse the Indemnitee in an amount equal to the amount of such payment plus all reasonable expenses (including legal fees and expenses) incurred by such Indemnitee in connection with such obligation or liability subject to this Article VIII. No Indemnitor, in the defense of any such claim, shall, except with the consent of the Indemnitee, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnitee of a release from all liability with respect to such claim. In the event that the Indemnitor does not accept the defense of any matter for which it is entitled to assume such defense as above provided, the Indemnitee shall have the full right to defend against any such claim, and shall be entitled to settle or agree to pay in full such claim or demand, in its sole discretion. With respect to any matter as to which the Indemnitor is not entitled to assume the defense pursuant to the terms of this paragraph, the Indemnitee shall not enter into any settlement for which an indemnification claim will be made hereunder without the approval of the Indemnitor, which will not be unreasonably withheld.

              (ii) Prior to paying or settling any claim against which an Indemnitor is, or may be, obligated under this Agreement to indemnify an Indemnitee, the Indemnitee must first supply the Indemnitor with a copy of a final court judgment or decree holding the Indemnitee liable on such claim or failing such judgment or decree, must first receive the written approval of the terms and conditions of such settlement from the Indemnitor. An Indemnitor or Indemnitee shall have the right to settle any claim against it, subject to the prior written approval of the other, which approval shall not be unreasonably withheld.

              (iii) An Indemnitee shall have the right to employ its own counsel in any case, but the fees and expenses of such counsel shall be at the expense of the Indemnitee unless (a) the employment of such counsel shall have been authorized in writing by the Indemnitor in connection with the defense of such action or claim, (b) the Indemnitor shall not have employed counsel in the defense of such action or claim, or (c) such Indemnitee shall have reasonably concluded that there may be defenses available to it which are contrary to, or inconsistent with, those available to the Indemnitor, in any of which events such fees and expenses of not more than one additional counsel for the indemnified parties shall be borne by the Indemnitor.

          (f) Exclusive Remedy. Other than Purchaser's right to specific enforcement and injunctive relief for any breach of this Agreement, the remedies provided in this Section 8.1 shall be exclusive and shall preclude assertion by any party of any other rights or the seeking of any other remedies for any breach of this Agreement.

     SECTION 8.2. Notices. Except as otherwise provided in Section 4.2(e), all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  if to Purchaser, to

               AnswerThink Consulting Group, Inc.
               1401 Brickell Avenue
               Suite 440
               Miami, Florida  33131
               Attention:Ted A. Fernandez, Chief Executive Officer and President

          with a copy to:

               Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A. 1221 Brickell Avenue
               Miami, Florida 33131
               Attention: Paul Berkowitz, Esq.

          (b)  if to the Company, to:

               Scott Smith, Sellers' Agent
               6075 Atlantic Boulevard
               Suite G-1
               Norcross, Georgia 30071
          with a copy to:

               Schreeder, Wheeler & Flint
               The Candler Building
               Sixteenth Floor
               Atlanta, Georgia  30303-1845
               Attention: Edward H. Brown, Esq.

     SECTION 8.3.  Definitions.  For purposes of this Agreement:

          (a) "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person for purposes hereof, "control" means the power to vote or direct the voting of sufficient securities or other interests to elect a majority of the directors or to control the management of such person;

          (b) "Affiliate" means, in the case of a natural person, one or more members of a group comprised of such person and such person's parents or grandparents, children or grandchildren, siblings or any spouse of any of the foregoing;

          (c) "Benefit Plan" shall have the meaning set forth in Section 3.1(j);

          (d) "Commonly Controlled Entity" shall have the meaning set forth in
Section 3.1(i)(i);

          (e) "Employment Agreement" shall have the meaning set forth in Section 2.2(a)(iii);

          (f) "Family Group" means, with respect to any Seller, such Seller's spouse and descendants (whether natural or adopted), any trust solely for the benefit of Seller and/or Seller's spouse and/or descendants and any retirement plan for the Seller.

          (g) "Fair Market Value" of each share of common stock constituting Merger Consideration means the average of the closing prices of the sales of such common stock on all securities exchanges on which such common stock may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such common stock is not so listed, the average of the representative bid and asked prices listed in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day such common stock is not quoted in the NASDAQ System, of the average of the highest bid and lowest asked prices on all such day in the domestic over-the-counter market as reported by the National Quotation Bureau Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which the Fair Market Value is being determined and the 20 consecutive business days prior to such day. If at any time such common stock is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the Fair Market Value will be the fair value of such common stock determined in good faith by the Purchaser's Board of Directors. If the recipient of the Merger Consideration subject to such determination (the "Recipient") reasonably disagrees with such determination, the Board of Directors and the Recipient will negotiate in good faith to agree on such Fair Market Value. If such agreement is not reached within 30 days after the Board of Directors made a determination of the Fair Market Value, Fair Market Value shall be determined by an appraiser jointly selected by the Board of Directors and the Recipient, which appraiser shall submit to both parties a report within 30 days of its engagement setting forth such determination. If the parties are unable to agree on an appraiser, each party shall submit the names of four nationally recognized investment banking firms, and each party shall be entitled to strike to names from the other party's list of firms, and the appraiser shall be selected by lot from the remaining four investment banking firms. The expenses of such appraiser shall be borne by the Recipient unless the appraiser's valuation is not less than 10% greater than the amount determined by the Board, in which case, the costs of the appraiser shall be borne by the Purchaser. The determination of such appraiser shall be final and binding upon all parties.

          (h) "GAAP" means generally acceptable accounting principles;

          (i) "Government Entities" shall have the meaning set forth in Section 3.1(c)(ii);

          (j) "Improvements" shall have the meaning set forth in Section 3.1(o)(ii);

          (k) "Investors" mean Golder, Thoma, Cressey, Rauner Fund V, L.P., MG Capital Partners II, L.P., Tara Ventures, Ltd. and Gator Associates, Ltd. and each of their successors and assigns.

          (l) "knowledge" of any person means actual knowledge of the directors and executive officers of such person;

          (m) "Lien" means any security interest, lien, mortgage, pledge, hypothecation, encumbrance, Claim, easement, restriction on transfer or otherwise, or interest of another person of any kind or nature;

          (n) "material adverse change" or "material adverse effect" means, when used in connection with the Company or Purchaser, any change or effect that is materially adverse to the business, properties, assets, financial condition or results of operations of such party;

          (o) "Other Executives" means Ted A. Fernandez, Allan R. Frank and Ulysses S. Knotts, III.

          (p) "Pension Plan" shall have the meaning set forth in Section 3.1(i)(i);

          (q) "Permits" shall have the meaning set forth in Section 3.1(h)(i);

          (r) "Permitted Liens" means (i) statutory Liens not yet delinquent,
(ii) such imperfections or irregularities of title, Liens, easements, charges or encumbrances as do not materially detract from or interfere with the present use of the properties or assets subject thereto or affected thereby, otherwise impair present business operations at such properties, or do not detract from the value of such properties and assets, taken as a whole, (iii) Liens reflected in the Financial Statements or the notes thereto, (iv) the rights of customers of the Company with respect to inventory or work in progress under orders or contracts entered into by the Company in the ordinary course of business, (v) mechanics', carriers', workers', repairmen's, warehousemen's, or other similar Liens arising in the ordinary course of business in respect of obligations not overdue or which are being contested in good faith and covered by a bond in an amount at least equal to the amount of the Lien, and (vi) deposits or pledges to secure workmen's compensation, unemployment insurance, old age benefits or other social security obligations in connection with, or to secure the performance of, bids, tenders, trade contracts not for the payment of money or leases, or to secure statutory obligations or surety or appeal bonds or other pledges or deposits for purposes of like nature in the ordinary course of business. All properties used in the Company's business operations as of the Financial Statement Date are reflected in the Financial Statements in accordance with and to the extent required by GAAP;

          (s) "person" means an individual corporation, partnership, joint venture, association, trust, unincorporated organization or other entity;

          (t) "Proprietary Rights" shall have the meaning set forth in Section 3.1(p)(i);

          (u) "Public Offering" means the sale in an underwritten public offering registered under the Securities Act of shares of the Purchaser's Common Stock approved by the board of directors of the Purchaser;

          (v) "Public Sale" means any sale pursuant to a registered public offering under the Securities Act or any sale to the public pursuant to Rule 144 promulgated under the Securities Act effected through a broker, dealer or market maker.

          (w) "Sale of the Company" means any transaction or series of transactions pursuant to which any person(s) or entity(ies) other than an Investor and its affiliates in the aggregate acquire(s) (i) capital stock of the Purchaser possessing the voting power (other than voting rights accruing only in the event of a default, breach or event of noncompliance) to elect a majority of the Purchaser's board of directors (whether by merger, consolidation, reorganization, combination, sale or transfer of the Purchaser's capital stock, shareholder or voting agreement, proxy, power of attorney or otherwise) or (ii) all or substantially all of the Purchaser's assets determined on a consolidated basis.

          (x) "Software" shall have the meaning set forth in Section
3.1(p)(iii);

          (y) "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person;

          (z) "Transfer" means to sell, transfer, assign, pledge or otherwise dispose of (whether with or without consideration and whether voluntarily or involuntarily or by operation of law); and

          (aa) "Underlying Common Stock" means, at any time, the sum of (i) the number of shares of Common Stock of the Purchaser outstanding as of such time plus (ii) the number of shares of Common Stock of the Company issuable upon the exercise or conversion of the Class A Convertible Preferred Stock of the Purchaser at such time.

     SECTION 8.4. Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     SECTION 8.5. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signet by each of the parties and delivered to the other parties.

     SECTION 8.6. Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the Exhibits and Schedules thereto (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, and (b) is not intended to confer upon any person other than the parties any rights or remedies.

     SECTION 8.7. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     SECTION 8.8.  Assignment.   Neither this Agreement or any of the rights,
interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     SECTION 8.9. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Florida or in Florida state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Florida or any Florida state court in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a Federal court sitting in the State of Florida or a Florida state court.

     IN WITNESS WHEREOF, the Purchaser, the Company and each of the Sellers have caused this Agreement to be signed personally or by their respective officers hereunto duly authorized, all as of the date first written above.

                              ANSWERTHINK CONSULTING GROUP, INC.


                              By:/s/ Ted A. Fernandez
                                 -----------------------------------------------
                                    Name: Ted A. Fernandez
                                    Title: Chief Executive Officer and President

                              RELATIONAL TECHNOLOGIES, INC.


                              By:/s/ Scott N. Smith
                                 -----------------------------------------------
                                    Name: Scott N. Smith
                                    Title: Chief Executive Officer

                              SELLERS


                              /s/ Marvin Botnick
                              --------------------------------------------------
                              Marvin Botnick

                              /s/ Scott N. Smith, Pursuant to Power of Attorney
                              --------------------------------------------------
                              John Dean

                              /s/ James L. Grebe
                              --------------------------------------------------
                              Jim Grebe

                              /s/ Fred R. Herbert
                              --------------------------------------------------
                              Fred Herbert

                              /s/ Robert E. Jordan
                              --------------------------------------------------
                              Robert Jordan

                              /s/ Scott N. Smith, Pursuant to Power of Attorney
                              --------------------------------------------------
                              John Shlesinger

                              /s/ Scott N. Smith
                              --------------------------------------------------
                              Scott Smith

                              /s/ Louis B. Todd, III
                              --------------------------------------------------
                              Louis Todd

                              SELLERS AGENT


                              /s/ Scott N. Smith
                              --------------------------------------------------
                              Scott Smith

The Exhibits and Schedules to this Agreement and Plan of Merger are not included with this Registration Statement on Form S-1. AnswerThink will provide these exhibits and schedules upon the request of the Securities and Exchange Commission.